Exhibit 99.1

Horizon Technology Finance Provides Investment Portfolio Update

Increases Portfolio Size with $24 Million in Loan Originations; Grows Committed Backlog to $47 Million

FARMINGTON, Conn., October 10, 2018 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today provided a portfolio update for the third quarter ended September 30, 2018.

“During the third quarter, we experienced solid investment activity, increasing the size of our portfolio and expanding our committed backlog for the second consecutive quarter,” said Gerald A. Michaud, President of Horizon. “Our success funding seven loans, totaling more than $24 million, and growing our committed backlog to $47 million underscores the strong demand for our venture debt products to growing life science and technology companies. We believe Horizon will continue to benefit from a robust pipeline of investment opportunities and is well positioned to deliver long-term, disciplined portfolio growth, while ensuring credit quality remains strong.”

New Loans Funded

Horizon funded seven new loans in the third quarter of 2018 totaling $24.2 million to the following portfolio companies:

•	$6.0 million to a new portfolio company, CSA Medical, Inc., a developer of novel, patent protected cryotherapy medical devices.

•	$5.0 million to a portfolio company focused on the late-stage development and commercialization of drugs to treat cardiovascular diseases.

•	$3.8 million to an existing portfolio company, HealthEdge Software, Inc., a provider of next-generation technology products to the health insurance market.

•	$3.8 million to a new portfolio company, MacuLogix, Inc., a medical device company in the optometry and ophthalmology industry.

•	$3.0 million to an existing portfolio company, IntelePeer Cloud Communications LLC, a provider of business communications including cloud-based Unified Communications, cloud contact center, and enterprise voice services.

•	$2.5 million to an existing portfolio company, Catasys, Inc., a leading AI and technology-enabled healthcare company.

•	$0.2 million to an existing portfolio company, Decisyon, Inc., a provider of a visual app development environment to accelerate the design, development, and deployment of IoT solutions, without requiring coding.

Liquidity Events

During the quarter ended September 30, 2018, Horizon experienced liquidity events from four portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In July, WebLinc Corporation (“WebLinc”) prepaid the outstanding principal balance of $3.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in WebLinc.

In August, SavingStar, Inc. prepaid the outstanding principal balance of $3.6 million on its venture loan, plus interest, end-of-term payment and prepayment fee.

In August, eAsic Corporation (“eAsic”) closed a sale transaction from which Horizon will receive proceeds of approximately $0.1 million in connection with Horizon’s surrender of its warrants in eAsic.

In September, Spring CM, Inc. (“SpringCM”) closed a sale transaction from which Horizon received proceeds of approximately $0.2 million in connection with Horizon’s termination of its warrants in SpringCM.

Refinanced Principal Balances, Early Principal Payoffs, and Principal Payments Received

As noted above, Horizon experienced early pay-offs during the third quarter of 2018 totaling $6.6 million, compared to early pay-offs totaling $13.6 million during the second quarter of 2018. During the third quarter of 2018, Horizon received regularly scheduled principal payments on investments totaling $5.6 million, compared to regularly scheduled principal payments totaling $5.4 million during the second quarter of 2018.

Commitments

During the quarter ended September 30, 2018, Horizon closed new loan commitments totaling $37.5 million to three companies, compared to the quarter ended June 30, 2018, wherein Horizon closed new loan commitments totaling $38.8 million to seven companies.

Pipeline

As of September 30, 2018, Horizon’s unfunded loan approvals and commitments (“Committed Backlog”), all priced at floating interest rates, were $47.0 million to eight companies. This compares to a Committed Backlog of $29.2 million to seven companies as of June 30, 2018. While Horizon’s portfolio companies have discretion whether to draw down such commitments, the right of a portfolio company to draw down its commitment is often subject to achievement of specific milestones and other conditions to borrowing.

Warrant and Equity Portfolio

As of September 30, 2018, Horizon held a portfolio of warrant and equity positions in 78 portfolio companies, including 64 private companies, which provides the potential for future additional returns to Horizon’s shareholders.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon has regional offices in Pleasanton, California, Reston, Virginia and Boston, Massachusetts. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:
Horizon Technology Finance	Investor Relations and Media Contact:
Daniel R. Trolio	The IGB Group
Chief Financial Officer	Leon Berman
(860) 674-9977	(212) 477-8438
dtrolio@horizontechfinance.com	lberman@igbir.com